Exhibit 99.1
IDLEAIRE TECHNOLOGIES CORPORATION
ANNOUNCES THIRD QUARTER 2006 OPERATING RESULTS
•	Third quarter revenues increased by 133% to $4.7 million

•	ATE® parking spaces increased 225% to 4,731

•	Operating sites increased over 179% to 67

•	Saved our fleet customers over 3.3 million gallons of diesel fuel during 2006

•	Eliminated over 34,910 metric tons of idling diesel truck engine emissions
KNOXVILLE, TENNESSEE – November 14, 2006 — IdleAire Technologies Corporation, provider of Advanced Truck Stop Electrification (ATE®) services for the long haul trucking industry, reported third quarter 2006 revenues of $4.7 million, a 133% increase over $2.0 million revenues in third quarter 2005. For the nine months ended September 30, 2006, revenues were $8.9 million, an 89% increase over revenues of $4.7 million for the first nine months of 2005. For the nine months ended September 30, 2006, the Company saved its fleet customers over 3.3 million gallons of diesel fuel and eliminated over 34,910 metric tons of air pollution emitted from idling diesel engines.
Network Deployment
As of September 30, 2006, IdleAire was operating 67 sites across 21 states, a 179% increase over the 24 sites operating as of September 30, 2005, and 4,371 ATE® parking spaces, a 225% increase over the 1,346 ATE® parking spaces operating as of September 30, 2005. During the third quarter of 2006, IdleAire deployed its ATE® technology in 30 new truck stops and 2 fleet terminals totaling 2,083 ATE® parking spaces and closed two “non-core” locations, which no longer meet current site selection criteria. The Company expects to be operating approximately 101 sites by the end of 2006.
Chairman, President and CEO Mike Crabtree stated, “IdleAire’s value proposition reduces the idling costs of heavy duty diesel engines, provides an important retention and recruitment benefit to fleets, provides a platform for remote driver training, reduces driver sleep deprivation, eliminates air pollution from idling engines, conserves fossil fuel energy and improves highway safety. The expansion of our network of locations should be making it easy and convenient for long-haul truck drivers to use IdleAire’s ATE® technology.”
“We continue to believe that building our network is essential to fleet endorsement and adoption,” Crabtree added. “Over 1,800 fleets are using IdleAire today. The percentage of total hours used and paid for by our fleet customers has grown steadily from 27% in 1Q06 to 36% in 2Q06 to 53% in 3Q06 to 72% in October, 2006. This network effect generates occupancy improvements and we expect this trend to accelerate as we expand our installation of ATE® systems at travel centers, fleet terminals, distribution centers and sea ports convenient to drivers.”

Operating Results
Net revenues for the quarter ended September 30, 2006, increased 133% to $4.7 million compared with $2.0 million in the third quarter of 2005. IdleAire’s ATE® systems billed 1.95 million hours of usage at an average 24-hour occupancy rate of 27.8%, which compares favorably to an average occupancy rate of 26.5% for the third quarter of 2005. Our core sites that have been operating for at least 12 months generated an average utilization of 8.4 hours per ATE® space per day, a 12.5% increase over the third quarter of 2005.
Drivers who idle their heavy duty diesel engines during the extended stay periods required by the U.S. Department of Transportation’s Hours-of-Service regulations typically burn approximately 1.0 gallons of diesel fuel per hour and emit approximately 10,598 grams of air pollution per hour. For the nine months ended September 30, 2006, the Company provided approximately 3.3 million hours of service which resulted in saving 3.3 million gallons of diesel fuel and eliminating over 34,910 metric tons of air pollution.
“As a result of expanding our network coverage from 24 locations to 80 locations and from 11 states to 26 states during the first ten months of 2006,” Crabtree stated, “our overall direct costs have increased, but we are very pleased that our direct costs on a per ATE® space unit basis have continued to decrease. We expect this trend to continue as we begin to capture the benefit of our larger ATE® network.”
The net loss for the quarter ended September 30, 2006, increased to $13.6 million, compared with a net loss of $4.8 million in the prior year period due to increases in net interest expense of $4.3 million and direct site operating costs of $4.6 million due to costs associated with our network deployment. The Company expects to incur net losses for the foreseeable future as it deploys a critical mass network of locations, expands sales efforts and grows operations. The goal is to increase our utilization and revenues to generate economies of scale which the Company believes, when combined with relatively flat operating expenses, will allow it to reach profitability.
For the nine months ended September 30, 2006, the Company reported revenues of $8.9 million, compared to $4.7 million in the prior-year period, and a net loss of $39.4 million, compared with a net loss of $17.8 million for the prior-year period.
Conference Call
IdleAire will host a conference call to discuss third quarter results on November 15, 2006, at 11:00 a.m. EST. Dial in for this interactive teleconference toll free at 877-677-1819, access code 8441617. A recording of the call will be available an hour after the live call ends and will be available until 5:00 p.m. EST, November 23, 2006. During that time, the recording may be accessed by calling toll free 866-410-5844, pass code 5157.

About IdleAire
IdleAire Technologies Corporation is the leading trucking industry services company offering comprehensive in-cab idle reduction, driver work environment, communication, safety and other training services to the long-haul trucking industry. IdleAire’s value proposition reduces idling costs for a truckload carrier, provides valuable driver retention and recruitment benefits, reduces driver sleep deprivation, conserves fossil fuel and energy resources, reduces air pollution and improves highway safety. IdleAire is committed to developing a nationwide network of locations, growing revenue and earnings per share. The Company provides its ATE® services at travel centers and truck fleet terminals throughout the continental United States. Please visit the Company’s website at www.idleaire.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, results of operations and expansion projects, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, idle reduction for trucks, the anticipated customer acceptance, demand and utilization of our ATE® systems, the number of parking spaces and locations we expect to install, competition, the seasonal nature of our business, economic conditions, regulatory matters and litigation and other risks described from time to time in our filings with the Securities and Exchange Commission. In addition, construction projects such as the rollout of our ATE® system entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, and unanticipated cost increases. The anticipated costs and construction periods are based on budgets and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met. All forward-looking statements are based on our current expectations and projections about future events.
Contact:
John Doty (865) 437-3659
Media Relations, IdleAire Technologies Corporation
James H. Price (865) 437-3640
Investor Relations, IdleAire Technologies Corporation

IdleAire Technologies Corporation
Condensed Balance Sheets
(Unaudited)

	September 30,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$23,920,421	$5,925,600
Accounts receivable	4,978,125	768,204
Accounts receivable — related parties	5,000	5,000
Inventories	822,370	292,710
Prepaid expenses and other current assets	2,103,407	947,615

Total current assets	31,829,323	7,939,129

Restricted cash and investments	79,479,462	202,772,260
Deposits with vendors	25,486,314	232,779
Property and equipment, net	111,411,711	33,252,636
Deferred financing costs, net	29,291,860	29,506,307
Other assets	66,000	82,270

Total assets	$277,564,670	$273,785,381

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,799,036	$2,641,515
Accrued expenses	4,265,966	1,935,917
Deferred trade revenue	1,163,944	990,165
Deferred grant revenue	1,082,805	1,381,426

Total current liabilities	18,311,751	6,949,023

Deferred grant revenue	8,823,432	5,610,783
Other liabilities	3,129,789	—
Secured convertible notes	100,000	100,000
Senior secured discount notes	225,794,984	201,690,400

Total liabilities	256,159,956	214,350,206

Stockholders’ equity:
Series A convertible preferred stock, $0.001 par value; 22,000,000 shares authorized, 17,171,448 shares issued and outstanding	30,349,676	30,349,676
Series B convertible preferred stock, $0.001 par value; 13,000,000 shares authorized, 12,566,774 shares issued and outstanding	49,055,727	49,055,727
Series C convertible preferred stock, $0.001 par value; 11,000,000 shares authorized, 4,473,032 shares issued and outstanding	22,155,254	22,155,254
Common stock, $0.001 par value; 200,000,000 shares authorized, 48,639,159 and 48,533,272 shares issued at September 30, 2006 and December 31, 2005, respectively	48,639	48,533
Stockholder subscription receivable	—	(925,000)
Treasury stock, 111,111 common shares, at cost	(200,000)	(200,000)
Deferred compensation	—	(96,000)
Additional paid-in capital	52,157,828	51,766,798
Accumulated deficit	(132,162,410)	(92,719,813)

Total stockholders’ equity	21,404,714	59,435,175

Total liabilities and stockholders’ equity	$277,564,670	$273,785,381

IdleAire Technologies Corporation
Condensed Statements of Operations
(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Net revenues:
Basic and premium services, net	$3,726,719	$1,351,412	$6,360,292	$2,816,894
Grant revenues	280,099	403,974	1,197,484	1,355,055
Ancillary product sales	597,351	206,387	1,086,393	381,688
Other revenues	122,616	63,730	296,266	165,437

Total net revenues	4,726,785	2,025,503	8,940,435	4,719,074

Operating expenses:
Direct site operating costs (1)	7,084,169	2,501,430	13,818,888	8,583,597
Depreciation and amortization	2,472,442	1,353,434	5,405,863	4,039,386
Selling, general and administrative expenses	4,089,090	2,835,565	11,625,740	9,025,962
Research and development expenses	35,986	43,350	107,958	196,664
Impairment of long-lived assets	—	—	1,303,885	—
Loss on settlement of asset retirement obligations	—	—	316,807	—
Loss on disposal of fixed assets	347,759	30,114	1,336,382	522,984

Total operating expenses	14,029,446	6,763,893	33,915,523	22,368,593

Loss from operations	(9,302,661)	(4,738,390)	(24,975,088)	(17,649,519)

Interest income	1,672,880	28,139	6,002,985	62,410
Interest expense	(5,985,783)	(75,732)	(20,470,494)	(190,552)

Net loss	$(13,615,564)	$(4,785,983)	$(39,442,597)	$(17,777,661)

(1)	Excludes depreciation expense in the amount of $2,241,292 and $1,137,223 for the three months ended September 30, 2006 and 2005, respectively, and $4,776,262 and $3,332,989 for the nine months ended September 30, 2006 and 2005, respectively, reported in a separate caption.